Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of Tronox Limited on Form S-3 of our report dated June 22, 2017 relating to the consolidated financial statements of the National Titanium Dioxide Company Limited for the year ended December 31, 2014, which report expresses an unmodified opinion and includes an emphasis of matters paragraph relating to:

a)
Note 3 to the consolidated financial statements which clarifies that the consolidated financial statements mentioned above were prepared in accordance with accounting standards generally accepted in the Kingdom of Saudi Arabia which differs from the accounting principles generally accepted in the United States of America and;

b)
Note 38 to the consolidated financial statements which refers to the fact that the consolidated financial statements for the year ended December 31, 2014 were restated to correct certain misstatements identified.

We also consent to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche Bakr Abulkhair & Co.

Al-Mutahhar Y. Hamiduddin
License No. 296
Deloitte & Touche Bakr Abulkhair & Co.
Jeddah, Saudi Arabia

12 Muharram, 1439
October 2, 2017